Exhibit 99.2

For Immediate Release

SL Industries, Inc. Plan of Compliance Accepted by NYSE Amex LLC

MT. LAUREL, N.J., May 11, 2011 . . . SL Industries, Inc. (NYSE Amex: SLI) (the “Company”) announced that on May 6, 2011, it received notice from NYSE Amex LLC (the “Exchange”) indicating that the Exchange had accepted the Company’s plan of compliance (the “Plan”) with respect to its failure to hold an annual meeting of stockholders in 2010. As previously disclosed, the Company received notice from the Exchange on March 14, 2011, indicating that due to the Company’s failure to hold an annual meeting of stockholders in 2010, the Company is below certain of the Exchange’s continued listing standards and not in compliance with Section 704 of the NYSE Amex Company Guide.  The Company was afforded the opportunity to submit a plan of compliance to the Exchange and on April 11, 2011, the Company presented the Plan to the Exchange.

The Exchange notified the Company that it accepted the Company’s Plan and granted the Company until September 14, 2011, to regain compliance with the continued listing standards. The Company will be subject to periodic review by Exchange staff during this period. Failure to make progress consistent with the Plan or to regain compliance with the continued listing standards by the end of this period could result in the Company being delisted from the Exchange.

The Company’s 2011 annual meeting of stockholders is scheduled to be held on June 8, 2011, following which the Company believes it will be in compliance with the Exchange’s continued listing standards.

About SL Industries

SL Industries, Inc. designs, manufactures and markets power electronics, power motion, power protection, teleprotection and communications equipment and systems that are used in a variety of medical, aerospace, computer, datacom, industrial, telecom, transportation and electric power utility equipment applications. For more information about SL Industries, Inc. and its products, please visit the Company's web site at www.slindustries.com.

 Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's filings and reports with the Securities and Exchange Commission. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:
Louis J. Belardi
Phone: 856-727-1500
Facsimile: 856-727-1683